UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   June 23, 2006

Keane, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation)

001-7516	04-2437166
(Commission File Number)	(IRS Employer Identification No.)

100 City Square, Boston, Massachusetts	02129
(Address of Principal Executive Offices)	(Zip Code)

(617) 241-9200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement

On June 23, 2006, the Company entered into retention agreements (the “Office of the President Retention Agreements”) with each of John J. Leahy, its acting President and Chief Executive Officer, Richard S. Garnick, its President — North American Operations and Russell J. Campanello, its Senior Vice President — Human Resources. Each of Messrs. Leahy, Garnick and Campanello (each, an “Executive”) is a member of the Company’s Office of the President, formed on May 10, 2006. On June 16, 2006, the Company also entered into a retention agreement with Laurence D. Shaw, the Company’s Senior Vice President — International Operations (the “Shaw Retention Agreement”). In connection with his assumption of the duties of acting Chief Executive Officer, Mr. Leahy’s salary was increased from $455,800 to $525,000, effective May 10, 2006.

The Office of the President Retention Agreements provide for the following terms:

•                  The grant to each Executive of a restricted stock award under the Company’s 1998 Stock Incentive Plan (the “1998 Plan”) to purchase:

•                  75,000 shares of Common Stock, in the case of Mr. Leahy,

•                  75,000 shares of Common Stock, in the case of Mr. Garnick, and

•                  40,000 shares of Common Stock, in the case of Mr. Campanello.

The restricted stock agreements pursuant to which the shares of restricted stock are granted provide that the purchase price of such shares of restricted stock is equal to $0.10 per share. Such shares of restricted stock vest in installments of 50%, 25% and 25% on the six month, nine month and one year anniversaries of the effective date of the Office of the President Retention Agreement and provide for the partial acceleration of 50% of the then-unvested portion of the restricted stock award in the event of a change in control of the Company.

•                  A severance payment of one year’s base salary and bonus should such Executive’s employment be terminated by the Company without cause prior to, or should such Executive voluntarily terminate his employment with or without good reason in the 30-day period following, the later of (a) nine months from the date of the Office of the President Retention Agreement or (b) 90 days from the date on which an individual other than such Executive is appointed to serve on a non-interim basis as Chief Executive Officer of the Company.

•                  In recognition of the additional duties assumed by the Executive by becoming a member of the Office of the President, each of Mr. Leahy and Mr. Garnick shall be entitled to $30,000 per month additional consideration during the period from May 10, 2006 until the appointment of a new Chief Executive Officer, and Mr. Campanello shall be entitled to $10,000 per month additional consideration during the period from May 10, 2006 until the appointment of a new Chief Executive Officer.

The Shaw Retention Agreement provides for the following terms:

•                  The grant to Mr. Shaw of a restricted stock award under the Company’s the 1998 Plan to purchase 30,000 shares of Common Stock. The restricted stock agreement pursuant to which the shares of restricted stock are granted provides that the purchase price of such shares of restricted stock is equal to $0.10 per share. Such shares of restricted stock vest on June 15, 2011; provided that 50% of such shares vest upon the completion of both the first and second milestones described below and the additional 50% of such shares vest upon the completion of the third milestone described below. The restricted stock agreement also provides for the partial acceleration of 50% of the then-unvested portion of the restricted stock award in the event of a change in control of the Company.

•                  A severance payment of one year’s base salary and bonus should Mr. Shaw’s employment be terminated by the Company without cause after the first milestone has been achieved.

•                  The milestones that trigger accelerated vesting of the shares of restricted stock granted pursuant to the Shaw Retention Agreement are as follows:

•                  The first milestone is deemed to be achieved when the NTS Solution Requirements document described in Section 11 of the New Ticketing Solution Projection Agreement between Keane Australia Micropayment Consortium (“Kamco”, a wholly owned subsidiary of the Company) and the Transport Ticketing Authority (the “TTA”) dated July 26, 2005 (the “TTA Agreement”) has been submitted to the TTA and approved by the TTA and all associated payments have been made.

•                  The second milestone is deemed to be achieved when the Company determines that Kamco’s internal controls over financial reporting are adequate and any deficiencies in such internal controls are remedied to the satisfaction of the Company’s internal audit department and Chief Financial Officer.

•                  The third milestone is deemed to be achieved when the NTS Regional and Metropolitan Implementation Phase of the TTA Agreement has been completed and approved and accepted by the TTA and all associated payments have been made.

This description is qualified in full by the Office of the President Retention Agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, and the Shaw Retention Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.4.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

10.1      Retention Agreement between Keane and Russell J. Campanello

10.2      Retention Agreement between Keane and Richard S. Garnick

10.3      Retention Agreement between Keane and John J. Leahy

10.4      Retention Agreement between Keane and Laurence D. Shaw

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2006	KEANE, INC.

	By:	/s/ JOHN J. LEAHY

John J. Leahy
Executive Vice President of Finance and Administration and Chief Financial Officer and Interim President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Retention Agreement between Keane and Russell J. Campanello

10.2	Retention Agreement between Keane and Richard S. Garnick

10.3	Retention Agreement between Keane and John J. Leahy

10.4	Retention Agreement between Keane and Laurence D. Shaw